Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-120142) and the Registration Statements on Form S-3 (File Nos. 333-127586 and 333-127585) of Kite Realty Group Trust of our reports dated March 15, 2006 with respect to the consolidated and combined financial statements and schedule of Kite Realty Group Trust and Kite Property Group and Kite Realty Group Trust’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Kite Realty Group Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Ernst & Young LLP
Indianapolis, Indiana
March 15, 2006